UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 27, 2019

VEREIT, INC.
VEREIT OPERATING PARTNERSHIP, L.P.
(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
Delaware	333-197780	45-1255683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 E. Camelback Road, 9th Floor
Phoenix,	AZ	85016
(Address of principal executive offices, including zip code)

(800)	606-3610
(Registrant’s telephone number, including area code)
________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:
Title of each class:		Trading symbol(s):	Name of each exchange on which registered:
Common Stock	$0.01 par value per share (VEREIT, Inc.)	VER	New York Stock Exchange
6.70% Series F Cumulative Redeemable Preferred Stock	$0.01 par value per share (VEREIT, Inc.)	VER PF	New York Stock Exchange
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

VEREIT, Inc.		VEREIT Operating Partnership, L.P.
Emerging growth company	☐	Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
VEREIT, Inc. ☐ VEREIT Operating Partnership, L.P. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On September 30, 2019, VEREIT, Inc. (“VEREIT” or the “Company”) and VEREIT Operating Partnership, L.P. (the “Operating Partnership”), in their capacity as defendants, entered into a Stipulation of Settlement (the “Class Action Stipulation”) in connection with In re American Realty Capital Properties, Inc. Litigation, No. 1:15-mc-00040 (AKH) (the “Class Action”), consistent with the Memorandum of Understanding providing for settlement of the Class Action, as previously disclosed in VEREIT’s and the Operating Partnership’s joint Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 9, 2019 (the “Prior 8-K”). The Class Action Stipulation and the settlement contemplated therein (the “Class Action Settlement”) are subject to court approval and are conditioned on approval of the Derivative Settlement (as defined below). Pursuant to the proposed Class Action Settlement, and consistent with the related disclosure in the Prior 8-K, certain defendants agreed to pay in the aggregate $1.025 billion, comprised of contributions from the Company’s former external manager and its principals (together the “Former Manager”) totaling $225.0 million, $12.5 million from the Company’s former chief financial officer (the “Former CFO”), $49.0 million from the Company’s former auditor, and the balance of $738.5 million from the Company. The contribution from the Company’s Former Manager is expected to be satisfied almost entirely by limited partner units of the Operating Partnership (“OP Units”) held by the Former Manager and the remainder in cash. The contribution from the Former CFO is expected to be satisfied by a combination of OP Units held by the Former CFO, amounts due related to the dividends on such OP Units previously withheld from distribution and the remainder in cash. The Company will contribute cash for such OP Units and dividends used by the Former Manager and Former CFO to fund their contributions. The contributions from the Company’s Former Manager are inclusive of the value of substantially all of the OP Units and dividends surrendered to the Company in July 2019 as a result of a settlement by the Former Manager and certain of its principals with the SEC, totaling approximately $32.0 million, which was recorded in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2019, and for which cash will be contributed by the Company. In addition, the Class Action Stipulation does not contain any admission of liability, wrongdoing or responsibility by any of the parties and provides that upon final approval of the Class Action Settlement, the Class Action will be dismissed with prejudice, with mutual releases by all parties.
On September 27, 2019, VEREIT and the Operating Partnership entered into a Stipulation and Agreement of Settlement (the “Derivative Stipulation”) in connection with Witchko v. Schorsch, et al., No. 1:15-cv-06043-AKH (the “Derivative Action”), consistent with the Memorandum of Understanding providing for settlement of the Derivative Action (the “Derivative Settlement”), as previously disclosed in the Prior 8-K. The Derivative Settlement will resolve the allegations brought by the derivative plaintiffs. The Derivative Settlement is subject to court approval and is conditioned on approval of the Class Action Settlement.
During a hearing on October 3, 2019, the court gave preliminary approval to both the Class Action Settlement and the Derivative Settlement. Both settlements remain subject to final approval by the court. The court scheduled a hearing on January 21, 2020, to consider final approval of both settlements.
A copy of the Class Action Stipulation and the Derivative Stipulation will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending September 30, 2019.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEREIT, INC.

By:	/s/ Lauren Goldberg
Name:	Lauren Goldberg
Title:	Executive Vice President, General Counsel and Secretary

VEREIT OPERATING PARTNERSHIP, L.P. By: VEREIT, Inc., its sole general partner

By:	/s/ Lauren Goldberg
Name:	Lauren Goldberg
Title:	Executive Vice President, General Counsel and Secretary
Date: October 3, 2019